                                       SECOND
                                AMENDED AND RESTATED
                             ARTICLES OF INCORPORATION
                                         OF
                                GREATFOOD.COM, INC.

                                     ARTICLE I

                                        NAME

     The name of the Corporation is GreatFood.com, Inc.


                                     ARTICLE II

                                   CAPITAL STOCK

(A) COMMON STOCK. The Corporation is authorized to issue 20,000,000 shares of common stock (the "Common Stock"). Common Stock is subject to the rights and preferences of the Preferred Stock as hereinafter set forth.

 (B) PREFERRED STOCK. The Corporation is authorized to issue 10,000,000 shares of preferred stock (the "Preferred Stock").

     (1) ISSUANCE. The Preferred Stock may be issued from time to time in one or more series in any manner permitted by law and these Articles of Incorporation of the Corporation, as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance thereof, prior to the issuance of any shares thereof. The Board of Directors shall have the authority to fix and determine and to amend, subject to the provisions hereof, the designations, preferences, limitations and relative rights of the shares of any series that is wholly unissued or to be established. Unless otherwise specifically provided in the resolution establishing any series, the Board of Directors shall further have the authority, after the issuance of shares of a series whose number it has designated, to amend the resolution establishing such series to decrease the number of shares of that series, but not below the number of shares of such series then outstanding.

     (2) DIVIDENDS. The holders of shares of Preferred Stock shall be entitled to receive dividends, out of the funds of the Corporation legally available therefor, at the rate and at the time or times, whether cumulative or noncumulative, as may be provided by the Board of Directors in designating a particular series of Preferred Stock. If such dividends on the Preferred Stock shall be cumulative, then if dividends shall not have been paid, the deficiency shall be fully paid or the dividends declared and set apart for payment at such rate, but without interest on cumulative dividends, before any dividends on the Common Stock shall be paid or declared and set apart for payment. The holders of the Preferred Stock shall not be entitled to receive any dividends thereon other than the dividends referred to in this section.

     (3) REDEMPTION. The Preferred Stock may be redeemable at such price, in such amount, and at such time or times as may be provided by the Board of Directors in designating a particular series of Preferred Stock. In any event, such Preferred Stock may be repurchased by the Corporation to the extent legally permissible.

     (4) LIQUIDATION. In the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, then, before any distribution shall be made to the holders of the Common Stock, the holders of the Preferred Stock at the time outstanding shall be entitled to be paid the preferential amount or amounts per share as may be provided by the Board of Directors in designating a particular series of Preferred Stock and dividends accrued thereon to the date of such payment. The holders of the Preferred Stock shall not be entitled to receive any distributive amounts upon the liquidation, dissolution, or winding up of the affairs of the Corporation, other than the distributive amounts referred to in this section, unless otherwise provided by the Board of Directors in designating a particular series of Preferred Stock.

     (5) CONVERSION. Shares of Preferred Stock may be convertible into Common Stock of the Corporation upon such terms and conditions, at such rate and subject to such adjustments as may be provided by the Board of Directors in designating a particular series of Preferred Stock.

     (6) VOTING RIGHTS. Holders of Preferred Stock shall have such voting rights, if any, as may be provided by the Board of Directors in designating a particular series of Preferred Stock.

(C) SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK. A total of 1,142,857 shares of Preferred Stock shall be designated "Series A Preferred Stock" and a total of 1,000,000 shares of Preferred Stock shall be designated "Series B Preferred Stock". The Series A Preferred Stock and the Series B Preferred Stock shall have the rights, preferences, privileges and restrictions set forth in this Section C. The Series A Preferred Stock and the Series B Preferred Stock shall sometimes be collectively referred to herein as the "A/B Preferred Stock."

     (1) LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of its insolvency (a "Liquidation Event"), before any distribution or payment is made


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

to any holders of Common Stock or any other class or series of capital stock of the Corporation designated to be junior to the A/B Preferred Stock and subject to the liquidation rights and preferences of the Series C Preferred Stock and the Series D Preferred Stock and any other class or series of preferred stock designated in the future to be senior to, or on a parity with, the A/B Preferred Stock with respect to liquidation preferences, the holders of each share of A/B Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes whether such assets are capital, surplus or earnings ("Available Assets"), an amount equal to (a) $1.75 per share of Series A Preferred Stock (the "Series A Liquidation Preference") and (b) $3.00 per share of Series B Preferred Stock (the "Series B Liquidation Preference")

     The amounts set forth above and throughout this Section (C)(1) shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Corporation.

     If, upon a Liquidation Event, the Available Assets shall be insufficient to pay the holders of A/B Preferred Stock the full amount to which they otherwise would be entitled to receive, the holders of A/B Preferred Stock shall share ratably in any distribution of Available Assets pro rata in proportion to the respective Liquidation Preference amounts to which they would otherwise be entitled to receive upon liquidation if all Liquidation Preference dollar amounts owing to the holders of A/B Preferred Stock were paid in full.

     After such payment shall have been made in full to the holders of the A/B Preferred Stock or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the A/B Preferred Stock so as to be available for such payment, the remaining assets available for distribution shall be distributed ratably among the holders of the Common Stock.

     Whenever the distribution provided for in this Section (C)(1) shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation, which determination shall be final and binding on the holders of A/B Preferred Stock. All distributions (including distributions other than cash) made hereunder shall be made pro rata with respect to each holder of A/B Preferred Stock in accordance with the liquidation preference amounts described in this Section (C)(1) above.

     (2) VOTING POWER. Except as otherwise expressly provided in this Section (C)(2), or as otherwise required by law, each holder of A/B Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder's shares of A/B


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

Preferred Stock could be converted, pursuant to the provisions of Section (C)(3) hereof, at the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise expressly provided herein or as otherwise required by law, the holders of shares of Series A Preferred Stock, Series B Preferred Stock and Common Stock shall vote together (or render written consents in lieu of a vote) as a single class on all matters submitted to the stockholders of the Corporation.

     The Corporation shall not take any corporate action or otherwise amend its Articles of Incorporation without the approval by vote or written consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock (voting as a separate class) or Series B Preferred Stock (voting as a separate class), each share of Series A Preferred Stock or Series B Preferred Stock to be entitled to one vote in each instance, if such corporate action or amendment would change any of the rights, preferences, or privileges of, or limitation provided in here for the benefit of, any shares of that series of Preferred Stock.

     At any time prior to the closing of the Corporation's initial firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act") covering the offer and sale of Common Stock for the account of the Corporation to the public (an "IPO"), the holders of Series A Preferred Stock, voting as a separate class, shall be entitled to elect one director (the "Series A Director"). At any annual or special meeting of the Corporation (or in a written consent in lieu thereof) held for the purpose of electing directors, the presence in person or by proxy of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock (voting together as a separate class) shall constitute a quorum for the election of the Series A Director. The holders of at least a majority of the shares of Series A Preferred Stock then outstanding present in person or by proxy at any meeting relating to the election of directors (calculated after the determination of a quorum) shall then be entitled to elect the Series A Director.

     A Series A Director may be removed during his or her term of office without cause, by and only by, the affirmative vote or written consent of at least a majority of the then outstanding shares of the Series A Preferred Stock (voting as a separate class). A vacancy in a seat held by a Series A Director shall be filled by the vote of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock (voting as a separate class) present in person or represented by proxy at any meeting (calculated after the determination of a quorum) or by written consent of all of the holders of the then outstanding shares of Series A Preferred Stock (voting as a separate class).

     (3)  CONVERSION RIGHTS.


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

          (a) VOLUNTARY CONVERSION. Subject to and in compliance with the provisions of this Section (C)(3), each share of A/B Preferred Stock held by any person or entity may, at the option of such person or entity, be converted at any time and from time to time into fully-paid and non-assessable shares of Common Stock. The number of shares of Common Stock to which a holder of A/B Preferred Stock shall be entitled to receive upon conversion shall be the product obtained by multiplying the Series A Applicable Conversion Rate (for conversions of shares of Series A Preferred Stock) or the Series B Applicable Conversion Rate (for conversions of shares of Series B Preferred Stock), as such rates are determined as provided in Section (C)(3)(c) by the number of shares of Series A or Series B Preferred Stock, as applicable, being converted at any time.

          (b) AUTOMATIC CONVERSION. Each share of Series A or Series B Preferred Stock shall automatically be converted into the number of shares of Common Stock into which such share of A/B Preferred Stock is convertible pursuant to Section (C)(3)(a), and in accordance with Section (C)(3)(h) immediately prior to the closing of the Corporation's IPO or upon the conversion of fifty percent (50%) or more of the shares of that series of Preferred Stock then outstanding (whichever shall occur first).

          (c) APPLICABLE CONVERSION RATES. The conversion rate in effect at any time for the Series A Preferred Stock (the "Series A Applicable Conversion Rate") shall be the quotient obtained by dividing $1.75 by the Series A Applicable Conversion Price, calculated as provided in Section (C)(3)(d). The conversion rate in effect at any time for the Series B Preferred Stock (the "Series B Applicable Conversion Rate") shall be the quotient obtained by dividing $3.00 by the Series B Applicable Conversion Price, calculated as provided in Section (C)(3)(d).

          (d) APPLICABLE CONVERSION PRICES. The Applicable Conversion Price in effect from time to time for the Series A Preferred Stock, except as adjusted in accordance with Section (C)(3)(e) and Section (C)(3)(f) hereof, shall be $1.75 (the "Series A Applicable Conversion Price"). The Applicable Conversion Price in effect from time to time for the Series B Preferred Stock, except as adjusted in accordance with Section (C)(3)(e) and Section (C)(3)(f) hereof, shall be $3.00 (the "Series B Applicable Conversion Price").

          (e)    ADJUSTMENTS TO APPLICABLE CONVERSION PRICES FOR DILUTIVE
EVENTS.

          (i) SPECIAL DEFINITIONS. For purposes of this Section C only, the following definitions shall apply:

                 (A) "Options" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                 (B) "Original Issue Date" shall mean the date on which the first share of Series A Preferred Stock was issued, for purposes of determining whether an adjustment to the Series A Applicable Conversion Price is required, or the date on which the first share of Series B Preferred Stock was issued, for purposes of determining whether an adjustment to the Series B Applicable Conversion Price is required.

                 (C) "Convertible Securities" shall mean any evidence of indebtedness, shares of capital stock (other than the Common Stock) or other securities convertible into or exchangeable for Common Stock.

                 (D) "Dilutive Event" shall mean any transaction pursuant to which the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section
(C)(3)(e)(ii)) without consideration or for a consideration (as determined in Section (C)(3)(e)(iv)) per share issued less than the Series A Applicable Conversion Price (a "Series A Dilutive Event") or the Series B Applicable Conversion Price (a "Series B Dilutive Event") in effect on the date of and immediately prior to such issuance.

                 (E) "Fully-Diluted Shares" on the date of any Dilutive Event shall mean the sum of the following amounts: (1) the number of shares of Common Stock outstanding on the date of and immediately prior to such Dilutive Event, (2) the number of shares of Common Stock issuable upon conversion or exercise of any Convertible Security, or Option outstanding, and at the conversion or exercise or other purchase price in effect, on the date of and immediately prior to such Dilutive Event, and (3) the number of shares of Common Stock reserved for issuance, but not yet issued, pursuant to any stock option plan or other restricted stock plan or employee stock bonus program of the Corporation or other grant designated and approved by the Board of Directors.

                 (F) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Section (C)(3)(e)(iii), deemed to be issued) by the Corporation after the applicable Original Issue Date, other than: (1) shares of Common Stock issued or issuable upon conversion of or in exchange for the Corporation's Series A Preferred Stock (for purposes of determining whether an adjustment to the Series A Applicable Conversion Price is required) or shares of Common Stock issued or issuable upon conversion of or in exchange for the Corporation's A/B Preferred Stock (for purposes of determining whether an adjustment to the Series B Applicable Conversion Price is required);
(2) shares of Common Stock issued or issuable at any time to employees, officers or directors of, or consultants or advisors to, the Corporation pursuant to any stock option plan, or other restricted stock plan or employee stock bonus program or other grant designated and approved by the Board of Directors; (3) shares of Common Stock issued or issuable at any time as a dividend or distribution on Series A Preferred Stock (for purposes of determining whether an adjustment to the Series A Applicable Conversion Price is required) or shares of Common Stock issued or issuable at any time as a dividend or distribution on A/B Preferred Stock (for purposes of determining whether an adjustment to the Series B Applicable Conversion Price is required), or upon the occurrence of any other event for which adjustment is made pursuant to Section
(C)(3)(f) hereof; (4) shares of Common Stock issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, or similar transactions; (5) shares of Common Stock issued in connection with a merger of the Corporation with or into another corporation or the acquisition by the Corporation of another entity; (6) shares of Common Stock issued or issuable at any time by way of dividend or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock; and (7) any other share of Common Stock or any other securities convertible into or exchangeable or exercisable for shares of Common Stock, provided that such securities are designated as excluded from the definition of Additional Shares of Common Stock by the vote or written consent of holders of at least a majority of the then outstanding shares of Series A Preferred Stock, for purposes of determining whether an adjustment to the Series A Applicable Conversion Price is required, or a majority of the then outstanding shares of Series B Preferred Stock, for purposes of determining whether an adjustment to the Series B Applicable Conversion Price is required.

          (ii)   DEEMED ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK.

                 (A) OPTIONS AND CONVERTIBLE SECURITIES. In the event the Corporation at any time or from time to time after the applicable Original Issue Date shall issue any Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number upon the occurrence of an event which has not yet occurred and is uncertain to occur) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall, except as otherwise provided herein, be deemed to be Additional Shares of Common Stock issued as of the time such Options or Convertible Securities are issued; PROVIDED, HOWEVER, that if a Dilutive Event requiring an adjustment in the Series A or Series B Applicable Conversion Price occurs as a result of Additional Shares of Common Stock deemed to be issued pursuant to this Section (C)(3)(e), then (notwithstanding the foregoing): (1) no further adjustment in the Applicable Conversion Price for which an adjustment was previously made shall be made (a) upon the subsequent issuance of shares of Common Stock upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or (b), in the case of Options for the purchase of Convertible Securities, upon the subsequent issuance of such Convertible Securities upon exercise of such Options; (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, except as provided in this Section (C)(3)(e), for any increase or decrease in the consideration payable to the Corporation, or in the number of shares of Common Stock issuable, upon the exercise,

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conversion or exchange thereof (a "Change Event"), the Series A and Series B
Applicable Conversion Prices computed upon the original issuance thereof, and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; PROVIDED, HOWEVER, that anything to the contrary notwithstanding, if the Change Event is triggered or caused by a Dilutive Event (as defined in Section (C)(3)(e)(i)(D), this Section (C)(3)(e)(ii) shall be inapplicable and no adjustment shall be made to the Series A or Series B Applicable Conversion Price as a result of the Change Event; (3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series A and Series B Applicable Conversion Price computed upon the original issuance thereof, and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if: (a) in the case of Convertible Securities or Options for Common Stock, only the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities were issued at the time of the issuance of such Convertible Securities or Options and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options or Convertible Securities, whether or not exercised, converted, or exchanged, plus the consideration actually received by the Corporation upon such exercise, conversion or exchange, and (b) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised; (4) no readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the Series A or Series B Applicable Conversion Priceto an amount which exceeds the lower of (a) the Applicable Conversion Price for the applicable series of Preferred Stock on the original adjustment date, or (b) the Applicable Conversion Price for the applicable series of Preferred Stock that would have resulted from any other issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and (5) in the case of any Options which expire by their terms not more than one hundred twenty (120) days after the date of issuance thereof, no adjustment of the Series A or Series B Applicable Conversion Price shall be made until the exercise and/or expiration of all such Options.

     In the event that a record date is established for the purpose of determining the holders of the Corporation's securities who shall be entitled to receive Options or Convertible Securities as a dividend or a distribution, the Options or Convertible Securities to be so distributed or issued shall, for purposes of this Section (C)(3)(e)(ii), be deemed to


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have been issued as of such record date (PROVIDED that the Applicable Conversion
Prices so computed shall be recomputed if such Options or Convertible Securities are not so distributed or issued).

                 (B) STOCK DIVIDENDS. In the event the Corporation at any time or from time to time after the applicable Original Issue Date shall declare or pay any dividend on the Common Stock payable in Common Stock, then and in any such event, Additional Shares of Common Stock shall be deemed to have been issued immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend; PROVIDED, HOWEVER, that if such record date is fixed and such dividend is not fully paid, the only Additional Shares of Common Stock deemed to have been issued will be the number of shares of Common Stock actually issued in such dividend, and such shares will be deemed to have been issued as of the close of business on such record date, and the Applicable Conversion Prices shall be recomputed accordingly.

          (iii) ADJUSTMENT OF APPLICABLE CONVERSION PRICES UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK.

                 (A) SERIES A PREFERRED STOCK. If a Series A Dilutive Event shall occur at any time or from time to time after the Series A Preferred Stock's Original Issue Date, the Series A Applicable Conversion Price shall be reduced, concurrently with the occurrence of such Dilutive Event, to a price determined by multiplying the Series A Applicable Conversion Price with respect to such Dilutive Event by a fraction, the numerator of which shall be the sum of the Fully-Diluted Shares plus the number of shares of Common Stock which could be purchased at such Series A Applicable Conversion Price with the aggregate consideration received by the Corporation for the Additional Shares of Common Stock issued, or deemed to be issued, in connection with such Dilutive Event; and the denominator of which shall be the sum of the Fully-Diluted Shares plus the number of Additional Shares of Common Stock issued, or deemed to be issued, in connection with such Dilutive Event. The provisions of this paragraph as they may apply to the Series A Preferred may be waived in any instance (without the necessity of convening any meeting of stockholders of the Corporation) upon written agreement of at least a majority of the outstanding shares of Series A Preferred Stock (voting as a separate class).

                 (B) SERIES B PREFERRED STOCK. If a Series B Dilutive Event shall occur at any time or from time to time after the Series B Preferred Stock's Original Issue Date, the Series B Applicable Conversion Price shall be reduced, concurrently with the occurrence of such Dilutive Event, to a price determined by multiplying the Series B Applicable Conversion Price with respect to such Dilutive Event by a fraction, the numerator of which shall be the sum of the Fully-Diluted Shares plus the number of shares of Common Stock which could be purchased at such Series B Applicable Conversion Price with the aggregate consideration received by the Corporation for the Additional Shares of Common Stock issued, or deemed to be issued, in connection with such Dilutive Event; and the denominator of which shall be the sum of the Fully-Diluted Shares plus the number of Additional Shares of


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Common Stock issued, or deemed to be issued, in connection with such Dilutive
Event. The provisions of this paragraph as they may apply to the Series B Preferred may be waived in any instance (without the necessity of convening any meeting of stockholders of the Corporation) upon written agreement of at least a majority of the outstanding shares of Series B Preferred Stock (voting as a separate class).

          (iv)   DETERMINATION OF CONSIDERATION.  For purposes of this Section
(C)(3)(e), the consideration received by the Corporation for any Additional Shares of Common Stock shall be computed as follows:

                 (A) CASH AND PROPERTY. Such consideration shall: (1) insofar as it consists of cash, be deemed to be the amount of cash paid therefor before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof, but excluding amounts paid or payable for accrued interest or accrued dividends; (2) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issuance, as determined in good faith by the Board; and (3)in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board.

                 (B) OPTIONS AND CONVERTIBLE SECURITIES. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section (C)(3)(e)(ii), relating to Options and Convertible Securities, shall be determined by dividing: (x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities; by (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                 (C) STOCK DIVIDENDS. Any Additional Shares of Common Stock issued as stock dividends shall be deemed to have been issued for no consideration.


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

          (f) ADDITIONAL ADJUSTMENTS TO APPLICABLE CONVERSION PRICE. In addition to the adjustments made pursuant to Section (C)(3)(e), the Series A and Series B Applicable Conversion Prices shall be subject to adjustment from time to time as follows:

          (i) DIVIDENDS AND STOCK SPLITS. If the number of shares of Common Stock outstanding at any time after the applicable Original Issue Date is increased by a dividend on the Common Stock payable in shares of Common Stock or by a stock split, then immediately after the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend or stock split, as the case may be, the Series A and Series B Applicable Conversion Prices shall be automatically reduced so that the holder of any shares of Series A or Series B Preferred Stock thereafter converted shall be entitled to receive the number of shares of Common Stock which it would have owned immediately following such action had such shares of Preferred Stock been converted immediately prior to the record date. Any adjustment under this section shall become effective at the close of business on the date the dividend or stock split becomes effective.

          (ii) COMBINATIONS OF COMMON STOCK. If the number of shares of Common Stock outstanding at any time after the applicable Original Issue Date is decreased by a combination of the outstanding shares of Common Stock, then immediately after the record date fixed for the combination, the Series A and Series B Applicable Conversion Prices shall be automatically increased so that the holder of any shares of Preferred Stock thereafter converted shall be entitled to receive the number of shares of Common Stock which it would have owned immediately following such action had such shares of Preferred Stock been converted immediately prior to the record date. Any adjustment under this section shall become effective the close of business on the date the combination becomes effective.

          (iii) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. If the Corporation at any time or from time to time after the applicable Original Issue Date issues a dividend or other distribution to holders of Common Stock payable in securities of the Corporation other than shares of Common Stock, in each such event provision shall be made so that the holders of the Series A or Series B Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Corporation which they would have received had their shares of Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities during such period, subject to all other adjustments called for during such period under this Section (C)(3) with respect to the rights of the holders of the Preferred Stock or with respect to such other securities by their terms.


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

          (iv) REORGANIZATIONS. After a Reorganization (defined below) which is not subject to Sections (C)(3)(e) or (C)(3)(f), upon the conversion of a share of Series A or Series B Preferred Stock, the holder of that share shall be entitled to receive that number of shares of stock and/or other property (the "Reorganization Shares") which it would have been entitled to receive upon the Reorganization had it converted into Common Stock immediately prior to the record date for the Reorganization.

     After a Reorganization, the Reorganization Shares shall be subject to terms which, as nearly as may reasonably be possible, have the same effect as this Section (C)(3)(f).

     For purposes of this Section (C)(3) only, a "Reorganization" shall mean any
(A) capital reorganization of the Corporation, (B) reclassification of the Common Stock of the Corporation, (C) consolidation, merger or share exchange of the Corporation with or into any other entity, or (D) the sale, lease or other disposition of all or substantially all of the assets of the Corporation.

          (g) ROUNDING OF CALCULATIONS; MINIMUM ADJUSTMENT. All calculations under Section (C)(3)(e) or Section (C)(3)(f) shall be made by rounding downward to the nearest cent or rounding upward to the nearest one-tenth (1/10th) of a share, as the case may be. Any provision of Section
(C)(3)(e) or Section (C)(3)(f) to the contrary notwithstanding, no adjustment in the Series A or Series B Applicable Conversion Price shall be made if the amount of such adjustment would be less than 1% thereof, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate 1% or more of the Series A or Series B Applicable Conversion Price then in effect.

          (h)    MECHANICS OF CONVERSION.

          (i) NO FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series A or Series B Preferred Stock. In lieu of any fractional share to which a holder would otherwise be entitled, the Corporation shall, after aggregating all Series A Preferred Stock and Series B Preferred Stock to be converted to Common Stock by such holder, pay cash equal to such fraction multiplied by the fair market value of the Common Stock as determined by the Board on the date of the conversion.

          (ii) VOLUNTARY CONVERSION. Any holder of Series A or Series B Preferred Stock wishing to convert shares of Series A or Series B Preferred Stock into Common Stock pursuant to Section (C)(3)(a) shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Preferred Stock and shall give the Corporation written notice (the "Conversion Notice") stating that such holder elects to convert the same, the number of shares being converted and the name or names in which the holder wishes the certificate or certificates for shares of Common Stock to be issued. Any conversion pursuant to Section
(C)(3)(a) shall be deemed to be effective for all purposes upon receipt by the Corporation or a transfer agent for the Preferred Stock of such certificates, duly endorsed, and the Conversion Notice and shall be deemed to have been made immediately prior to the close of business on the date thereof. As soon as practicable after the effectiveness of any conversion of Series A or Series B Preferred Stock, the Corporation shall cause to be issued and delivered pursuant to the Conversion Notice certificates representing the Common Stock into which such Preferred Stock has been converted; PROVIDED, HOWEVER, that the Corporation shall not be required to issue certificates for Common Stock in any name other than that of the holder of the Series A or Series B Preferred Stock so converted in the absence of assurances reasonably satisfactory to the Corporation that all stamp and other transfer taxes relating to the transfer of such securities have been or will be paid and that such transfer complies with all applicable securities laws and applicable transfer restrictions.

          (iii) AUTOMATIC CONVERSION. Upon any automatic conversion of Series A or Series B Preferred Stock pursuant to Section (C)(3)(b), the outstanding shares of Series A or Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; PROVIDED, HOWEVER, that the Corporation shall not be obligated to issue to any such holder certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificate or certificates evidencing the shares of Series A or Series B Preferred Stock so converted (or an affidavit of lost, stolen or destroyed certificate and indemnification agreement in respect of such certificate or certificates in form and substance satisfactory to the Corporation in its sole discretion) are delivered to the Corporation or any transfer agent of the Corporation.

          (i) EFFECT OF CONVERSION. Notwithstanding any issuance or lack thereof of certificates representing Common Stock, from and after the effectiveness of any conversion of any shares of Series A or Series B Preferred Stock, the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated by the Corporation for all purposes as the record holders of the Common Stock obtainable upon such conversion and shall cease to have any other rights of a holder of Series A or Series B Preferred Stock with respect to the shares of Series A or Series B Preferred Stock so converted.

          (j) PAYMENT OF DECLARED BUT UNPAID DIVIDENDS. Any dividends which have been declared but remain unpaid with respect to any Series A or Series B Preferred Stock which has been converted shall be payable in cash, or, to the extent sufficient funds are not legally available therefor, in Common Stock (at the Common Stock's fair market value as determined by the Board as of the date of such conversion) not later than fourteen (14) days after the effectiveness of such conversion.

          (k) NOTICES OF RECORD DATE. In the event that the Corporation shall propose at any time:

          (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities;

          (ii) to offer for subscription pro rata to the holders of Common Stock any additional shares of any class or series of any of the Corporation's capital stock or any other rights;

          (iii)  to effect a Reorganization; or

          (iv)   to effect a Liquidation Event;

then, in connection with each such event, the Corporation shall send to the holders of Series A Preferred Stock and Series B Preferred Stock at least ten
(10) days' prior written notice of the record date for such event and/or the record date of any vote with respect to such event.

          (l) STATEMENT REGARDING ADJUSTMENTS. Whenever the Series A or Series B Applicable Conversion Price shall be adjusted as provided in Section
(C)(3)(e) or Section (C)(3)(f), the Corporation shall as soon as practicable and at its expense, file, at the office of any transfer agent for the Series A or Series B Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Series A or Series B Applicable Conversion Price that shall be in effect after such adjustment, and the Corporation shall also send a copy of such statement to the holders of Series A or Series B Preferred Stock, as applicable.

          (m) RESERVATION OF SHARES. The Corporation shall reserve and keep available at all times, so long as any Series A or Series B Preferred Stock remains outstanding, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A or Series B Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding Series A and Series B Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Series A and Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(D) SERIES C PREFERRED STOCK AND SERIES D PREFERRED STOCK. A total of 1,384,615 shares of the authorized shares of Preferred Stock are hereby designated "Series C Preferred Stock" and a total of 2,500,000 shares of the authorized Preferred Stock are hereby designated "Series D Preferred Stock."
The capitalized terms used in this Section (D) are defined within the paragraphs of this Section or in Section (D)(9) below. The rights, preferences, privileges, restrictions and other matters relating to the Series C Preferred Stock and Series D Preferred Stock are as follows:

     (1) LIQUIDATION. Upon any liquidation, dissolution or winding up of the Corporation, the Corporation's assets shall be distributed as follows: (i) if the Net Proceeds are equal to or less than the aggregate Liquidation Value of the Series C and Series D Preferred Stock, plus all accrued and unpaid dividends on the Series C and Series D Preferred Stock, then such Net Proceeds shall be distributed ratably among all holders of Series C and Series D Preferred Stock in proportion to the total Liquidation Value amounts to which they are otherwise entitled; (ii) if the Net Proceeds are greater than the aggregate Liquidation Value of the Series C and Series D Preferred Stock, plus all accrued and unpaid dividends on such shares, then such Net Proceeds shall be distributed as follows: (a) an amount equal to the aggregate Liquidation Value of the Series C and Series D Preferred Stock, plus all accrued and unpaid dividends on such shares, shall be distributed ratably among all holders of Series C and Series D Preferred Stock in proportion to the total Liquidation Value amounts to which they are entitled; and (b) after the distribution set forth in clause (a), the remainder of such Net Proceeds shall be distributed (x) first, ratably among all holders of Junior Securities in an amount sufficient to return to such holders an amount equal to the original price paid by such holders for their shares (y) second, ratably among all holders of Common Stock in an amount sufficient to return to such holders their cost basis in the shares, and (z) third, to all holders of Common Stock and the Series C and Series D Preferred Stock, ratably on an as-converted basis.

     The Corporation shall mail written notice of such liquidation, dissolution or winding up, not less than 10 days prior to the payment date stated therein, to each record holder of Series C and Series D Preferred Stock.

     (2) CUMULATIVE DIVIDENDS. Dividends on the Series C and Series D Preferred Stock shall be cumulative and shall cumulate and accrue on a semi-annual basis, without interest, at the rate of 8.0% of the purchase price per share per annum from the date of issue of such shares, regardless of whether the Corporation shall have funds legally available for such purpose. The holders of the Series C and Series D Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for such purpose, cumulative dividends at the rates specified above.

     (3)  REDEMPTIONS.

          (a) MANDATORY REDEMPTION. If requested in writing by holders of a majority of the Series C Preferred Stock at any time after May 14, 2004, the Corporation shall redeem, with funds legally available therefor, all shares of Series C Preferred Stock at a price per share equal to the Liquidation Value thereof, plus all accrued and unpaid dividends thereon (the "Series C Redemption Price"). If requested in writing by holders of a majority of Series D Preferred Stock at any time after October __, 2004, the Corporation shall redeem, with funds legally available therefor, all shares of Series D Preferred Stock at a price per share equal to the Liquidation Value thereof plus all accrued and unpaid dividends thereon (the "Series D Redemption Price"). Any redemption of Series C or Series D Preferred Stock under this paragraph shall be made as follows:

          (i)    one-third of the shares of Series C or Series D Preferred
Stock shall be redeemed on the date stated in such written request, which date shall not be earlier than May 14, 2004, in the case of Series C Preferred Stock, and October ___, 2004 in the case of Series D Preferred Stock;

          (ii) an additional one-third of such shares shall be redeemed on the first anniversary of such date; and

          (iii) the final one-third of such shares shall be redeemed on the second anniversary of such date (each of the dates in (i)-(iii) being referred to as a "Redemption Date").

          (b) SURRENDER OF CERTIFICATES. Ten days prior to each Redemption Date, the Corporation shall mail written notice (the "Redemption Notice"), postage prepaid, to each holder of record of the series of Preferred Stock being redeemed on such Redemption Date, at such holder's address as shown on the records of the Corporation; PROVIDED, HOWEVER, that the Corporation's failure to give such Redemption Notice shall in no way affect its obligation to redeem the Preferred Stock as provided in Section (D)(3)(a) hereof. The Redemption Notice shall contain the following information:

                 (i) The number of shares of Preferred Stock held by the holder which shall be redeemed by the Corporation on such Redemption Date pursuant to the provisions of Section (D)(3)(a);

                 (ii)    the Redemption Date; and

                 (iii) the address at which the holder may surrender to the Corporation its certificate or certificates representing shares of Preferred Stock to be redeemed.

     Each holder of shares of the series of Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation at the place specified in the Redemption Notice on or before the Redemption Date designated in the Redemption Notice (PROVIDED that failure to surrender a stock certificate shall not prevent the redemption of the underlying stock), and thereupon the applicable Redemption Price for such shares as set forth in this Section (D)(3) shall be paid to the order of the person whose name appears on such certificate or certificates. Each surrendered certificate shall be canceled and retired and a new certificate, representing the remaining, unredeemed shares of Series C or Series D Preferred Stock, as applicable, if any, shall be issued to the holder of such shares.

          (c) DIVIDENDS AFTER REDEMPTION DATE. No share of Series C or Series D Preferred Stock is entitled to any dividends accruing after the date on which the Liquidation Value of such share, plus all accrued and unpaid dividends thereon, is paid to the holder thereof. On such date all rights of the holder of such share shall cease, and such share shall not be deemed to be outstanding.

          (d) REDEEMED OR OTHERWISE ACQUIRED SHARES. Any shares of Preferred Stock which are redeemed or otherwise acquired by the Corporation shall be canceled and shall not be reissued, sold or transferred.

          (e) ACCRUED DIVIDENDS MUST BE PAID PRIOR TO ANY REDEMPTION. The Corporation may not redeem any Series C or Series D Preferred Stock, unless all dividends accrued on the outstanding shares of such series through the immediately preceding Redemption Date have been paid in full.

          (f) FUNDS LEGALLY AVAILABLE. If the funds of the Corporation legally available for a redemption pursuant to RCW 23B.06.400 on a Redemption Date are insufficient to redeem the total number of shares of the series of Preferred Stock submitted for redemption, those funds which are legally available will be used to redeem the maximum possible number of whole shares ratably among the holders of such shares.

     (4) VOTING RIGHTS. The holders of the Series C and Series D Preferred Stock shall be entitled to notice of all shareholders meetings in accordance with the Corporation's bylaws and shall be entitled to vote on all matters submitted to the shareholders for a vote together with the holders of the Common Stock voting together as a single class with each share of Common Stock entitled to one vote per share and each share of Series C and Series D Preferred Stock entitled to one vote for each share of Common Stock issuable upon conversion of such shares at the time the vote is taken, except as otherwise provided herein or by law.

     At any time prior to the closing of the Corporation's Qualified Public Offering, the holders of Series C Preferred Stock, voting as a separate class, shall be entitled to elect one director (the "Series C Director"). At any annual or special meeting of the Corporation (or in a written consent in lieu thereof) held for the purpose of electing directors, the presence in person or by proxy of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock (voting together as a separate class) shall constitute a quorum for the election of the Series C Director. The holders of at least a majority of the shares of Series C Preferred Stock present in person or by proxy at any meeting relating to the election of directors (calculated after the determination of a quorum) shall then be entitled to elect the Series C Director.

     A Series C Director may be removed during his or her term of office without cause, by and only by, the affirmative vote or written consent of at least a majority of the then outstanding shares of the Series C Preferred Stock (voting as a separate class). A vacancy in a seat held by a Series C Director shall be filled by the vote of the holders of at least a majority of the shares of Series C Preferred Stock (voting as a separate class) present in person or represented by proxy at any meeting at which a quorum of the Series C Preferred Stock is present (calculated after the determination of a quorum) or by written consent of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock (voting as a separate class).

     (5)  CONVERSION.

          (a)    CONVERSION PROCEDURE.

          (i) At any time and from time to time, any holder of Series C or Series D Preferred Stock may convert all or any portion of the Series C or Series D Preferred Stock (including any fraction of a share) held by such holder into a number of shares of Conversion Stock computed by multiplying the number of shares to be converted by the Liquidation Value for such shares and dividing the result by the Series C Conversion Price or Series D Conversion Price, as applicable, then in effect.

          (ii) Each conversion of Series C or Series D Preferred Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the shares to be converted have been surrendered at the principal office of the Corporation. At such time as such conversion has been effected, the rights of the holder of such Series C or Series D Preferred Stock as such holder shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

          (iii) The conversion rights of any Series C or Series D Preferred share shall terminate on the Redemption Date for such share unless the Corporation has failed to pay to the holder thereof the Liquidation Value thereof plus all accrued and unpaid dividends thereon.

          (iv) As soon as possible after a conversion has been effected (but in any event within ten days in the case of subparagraph (A) below), the Corporation shall deliver to the converting holder:

          (A) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

          (B) payment in an amount equal to all accrued dividends with respect to each share of Series C or Series D Preferred Stock converted, which have not been paid prior thereto, plus the amount payable under subparagraph (viii) below with respect to such conversion; and

          (C) a certificate representing any shares of Series C or Series D Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

          (v) If the Corporation is not permitted under applicable law to pay any portion of the accrued dividends on the shares of Preferred Stock being converted, the Corporation shall pay such dividends to the converting holder as soon thereafter as funds of the Corporation are legally available for such payment. At the request of any such converting holder, the Corporation shall provide such holder with written evidence of its obligation to such holder.

          (vi) The issuance of certificates for shares of Conversion Stock upon conversion of Series C or Series D Preferred Stock shall be made without charge to the holders of such Series C or Series D Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each share of Series C or Series D Preferred Stock, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable.

          (vii) The Corporation shall assist and cooperate with any holder of shares of Series C or Series D Preferred Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares of Series C or Series D Preferred Stock hereunder (including, without limitation, making any filings required to be made by the Corporation).

          (viii) If any fractional interest in a share of Conversion Stock would, except for the provisions of this subparagraph, be deliverable upon any conversion of the Series C or Series D Preferred Stock, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.

          (ix) If the shares of Conversion Stock issuable by reason of such conversion of Series C or Series D Preferred Stock are convertible into or exchangeable for any other stock or securities of the Corporation, the Corporation shall, at the converting holder's option, upon surrender of the shares of Series C or Series D Preferred Stock to be converted by such holder as provided above together with any notice, statement or payment required to effect such conversion or exchange of Conversion Stock, deliver to such holder or as otherwise specified by such holder a certificate or certificates representing the stock or securities into which the shares of Conversion Stock issuable by reason of such conversion are so convertible or exchangeable, registered in such name or names and in such denomination or denominations as such holder has specified.

          (b)    CONVERSION PRICE.

          (i) The initial "Series C Conversion Price" shall be an amount equal to the average per share price paid for the Series C Preferred by the holders thereof (the "Series C Conversion Price"). The initial "Series D Conversion Price" shall be $4.00 ("Series D Conversion Price"). In order to prevent dilution of the conversion rights granted under this subdivision, the Series C Conversion Price and the Series D Conversion Price shall be subject to adjustment from time to time pursuant to this Section (D)(5).

          (ii) If and whenever on or after the original date of issuance of the Series C or Series D Preferred Stock, as applicable, the Corporation issues or sells, or in accordance with Section (D)(5)(c) is deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Series C Conversion Price or Series D Conversion Price in effect immediately prior to the time of such issuance or sale, then forthwith upon such issue or sale the Series C Conversion Price and/or the Series D Conversion Price, as applicable, shall be reduced to the Conversion Price for such series determined by dividing (a) the sum of (1) the product derived by multiplying the Conversion Price for such series in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration, if any, received by the Corporation upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale; provided that there shall be no adjustment in the Series C or Series D Conversion Price as a result of any issuance or sale (or deemed issuance or sale) of (i) up to an aggregate of 1,600,000 shares of Common Stock to directors, officers, employees or consultants of the Corporation pursuant to stock option plans and stock ownership plans and issuances approved by the Corporation's board of directors under which the Corporation may grant options to purchase or otherwise acquire Common Stock ("Options"), (ii) up to an aggregate of 354,811 shares of Common Stock pursuant to warrant agreements outstanding on May 14, 1999 (as such number of shares is proportionately adjusted for subsequent stock splits, combinations and dividends affecting the Common Stock and as such number includes all such employee stock options and purchase rights outstanding at the time of the issuance of the Series C Preferred), (iii) shares of Common Stock issued or issuable upon conversion or in exchange for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock (collectively the "Preferred"), (iv) shares of Common Stock issued or issuable as a dividend or distribution on the Preferred, or any other share of Common Stock or other security convertible into or exchangeable or exercisable for shares of Common Stock that are designated as excluded from adjustment of the Series C or Series D Conversion Price by the vote or written consent of at least a majority of the then outstanding shares of such series.

          (c) EFFECT ON CONVERSION PRICE OF CERTAIN EVENTS. For purposes of determining the adjusted Series C and Series D Conversion Prices under
Section (D)(5)(b), the following shall be applicable after the date of the original issuance of the Series C or Series D Preferred Stock, as applicable:

          (i) ISSUANCE OF RIGHTS OR OPTIONS. If the Corporation in any manner grants any securities convertible into or otherwise exchangeable for Common Stock ("Convertible Securities") or Options and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Series C Conversion Price or Series D Conversion

Price, as applicable, in effect immediately prior to the time of the issuance or sale of such Convertible Securities or granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities or granting of such Options for such price per share.
For purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of such Convertible Securities or granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options or issuance or sale of such Convertible Securities, plus in the case of such Options which relate to Convertible Securities and in the case of Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance of sale or such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities, including Convertible Securities issuable upon the exchange of such Options. No further adjustment of the Series C or Series D Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or Common Stock is actually issued upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities.

          (d) EFFECT ON CONVERSION PRICE OF CERTAIN OTHER EVENTS. For purposes of determining the adjusted Series C and Series D Conversion Prices under Section (D)(5)(b), the following shall be applicable at all times after the original issuance of the Series C or Series D Preferred Stock, as applicable:

          (i) CHANGE IN OPTION PRICE OR CONVERSION RATE. If the purchase price provided for in any Option, the additional consideration (if any) payable upon the issue, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock change at any time, the Series C and Series D Conversion Prices in effect at the time of such change shall be readjusted to the Series C and Series D Conversion Prices which would have been in effect at such time had such Option or Convertible Securities originally provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.

          (ii) TREATMENT OF EXPIRED OPTIONS AND UNEXERCISED CONVERTIBLE SECURITIES. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Securities without the exercise of any such Option or right, the Series C and Series D Conversion Prices then in effect hereunder shall be adjusted to the Series C and Series D Conversion Prices which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

          (iii) CALCULATION OF CONSIDERATION RECEIVED. If any Common Stock, Option or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the gross amount received by the Corporation therefor. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash and securities shall be determined in good faith by the Board of Directors of the Corporation.

          (iv) TREASURY SHARES. The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Corporation, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

          (v) RECORD DATE. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

          (e) SUBDIVISION OR COMBINATION OF COMMON STOCK. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Series C Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Series C and Series D Conversion Prices in effect immediately prior to such combination shall be proportionately increased.

          (f) REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets to another Person or other transaction which is effected in such a manner that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series C Preferred Stock and the holders of a majority of the Series D Preferred Stock then outstanding) to insure that each of the holders of Series C and Series D Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series C or Series D Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series C or Series D Preferred Stock immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Series C Preferred then outstanding) to insure that the provisions of this Section (D)(5) and Sections
(D)(6) and (D)(7) hereof shall thereafter be applicable to the Series C and Series D Preferred Stock (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, immediate adjustments of the Series C and Series D Conversion Prices to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and corresponding immediate adjustments in the number of shares of Conversion Stock acquirable and receivable upon conversion of Series C and Series D Preferred Stock, if the value so reflected is less than the Series C or Series D Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from consolidation or merger or the corporation purchasing such assets assumes by written instrument (in form satisfactory to the holders of a majority of the Series C Preferred Stock and the holders of a majority of the Series D Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

          (g) CERTAIN EVENTS. If any event occurs of the type contemplated by the provisions of this Section (D)(5) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation's board of directors shall make an appropriate adjustment in the Series C Conversion Price and the Series D

Conversion Price so as to protect the rights of the holders of Series C and Series D Preferred Stock; provided that no such adjustment shall increase the Series C or Series D Conversion Price as otherwise determined pursuant to this Section (D)(5) or decrease the number of shares of Conversion Stock issuable upon conversion of each share of Series C or Series D Preferred Stock.

          (h)    NOTICES.

          (i) Upon any adjustment of the Series C or Series D Conversion Price, the Corporation shall give written notice thereof to all holders of Series C or Series D Preferred Stock, as the case may be, setting forth in reasonable detail and certifying the calculation of such adjustment.

          (ii) The Corporation shall give written notice to all holders of Series C and Series D Preferred Stock at least 10 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, or (b) with respect to any pro rata subscription offer to holders of Common Stock or at least 20 days prior for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

          (iii) The Corporation shall also give written notice to the holders of Series C and Series D Preferred Stock at least 20 days prior to the date on which any Organic Change shall take place.

          (i) MANDATORY CONVERSION. The Corporation may at any time require the conversion of all of the outstanding Series C Preferred Stock if the Corporation is at such time consummating a Qualified Public Offering, with such mandatory conversion only to be effected at the time of and subject to the closing of the sale of such shares pursuant to such Qualified Public Offering; or if the holders of a majority of the outstanding shares of Series C Preferred Stock elect by affirmative vote or written consent to convert.

          The Corporation may at any time require the conversion of all of the outstanding Series D Preferred Stock if the Corporation is at such time consummating the sale in a public offering under the Securities Act of 1933, as amended, of shares of the Common Stock in which (i) the aggregate price paid by the public for the shares shall be at least $15,000,000 and the price per share paid by the public for such shares shall be at least $8.00, with such mandatory conversion only to be effected at the time of and subject to the closing of the sale of such shares pursuant to such offering; or if the holders of a majority of the outstanding shares of Series D Preferred Stock elect by affirmative vote or written consent to convert.

     (6) PURCHASE RIGHTS. If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then each holder of Series C or Series D Preferred Stock shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Conversion Stock acquirable upon conversion of such holder's Series C or Series D Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

     (7) REGISTRATION OF TRANSFER. The Corporation shall keep at its principal office a register for the registration of Series C and Series D Preferred Stock. Upon the surrender of any certificate representing Series C and Series D Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series C or Series D Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Series C or Series D Preferred Stock represented by the surrendered certificate.

     (8) REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of any Series C or Series D Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at such shareholder's expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series C or Series D Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

     (9) DEFINITIONS. As used in this Section (D) only, the following terms shall have the following meanings:

          "COMMON STOCK" means, collectively, the Corporation's Common Stock.

          "COMMON STOCK DEEMED OUTSTANDING" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Section (D)(5)(c) hereof whether or not the Options or Convertible Securities are actually exercisable at such time.

          "CONVERSION STOCK" means shares of the Corporation's Common Stock; provided that if there is a change such that the securities issuable upon conversion of the Series C and Series D Preferred Stock are issued by an entity other than the Corporation or there is a change in the class of securities so issuable, then the term "Conversion Stock" shall mean one share of the security issuable upon conversion of the Series C and Series D Preferred Stock if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

          "CONVERTIBLE SECURITIES" has the meaning provided in Section (D)(5)(c).

          "JUNIOR SECURITIES" means the Corporation's Series A Preferred Stock and Series B Preferred Stock.

          "LIQUIDATION VALUE" as of any particular date for (a) any share of Series C Preferred shall be an amount equal to the average per share price paid for the Series C Preferred by the holders thereof and (b) for any share of Series D Preferred Stock shall be an amount equal to the price paid for the Series D Preferred Stock by the holders thereof.

          "MARKET PRICE" of any security means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in The Nasdaq Stock Market as of 4:00 P.M., New York time, or, if on any day such security is not quoted in The Nasdaq Stock Market, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which "Market Price" is being determined and the 20 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in The Nasdaq Stock Market or the over-the-counter market, the "Market Price" shall be the fair value thereof determined in good faith by the Board of Directors of the Corporation.

          "NET PROCEEDS" means gross consideration paid to the Corporation upon a liquidation event less any commissions or other expenses payable by the Corporation in connection therewith.

          "OPTIONS" has the meaning provided in Section (D)(5)(b).

          "ORGANIC CHANGE" has the meaning provided in Section (D)(5)(f).

          "PERSON" means an individual, a partnership, a corporation, limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          "PURCHASE RIGHTS" has the meaning provided in Section (D)(6).

          "QUALIFIED PUBLIC OFFERING" means the sale in an underwritten public offering registered under the Securities Act of 1933, as amended, of shares of the Common Stock in which (i) the aggregate price paid by the public for the shares shall be at least $10,000,000, and (ii) the price per share paid by the public for such shares shall be at least two times an amount equal to the average per share price paid for the Series C Preferred by the holders thereof.

          "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement dated as of May 17, 1999 by and among the Corporation and the holders of the Series C Preferred Stock.

     (10) AMENDMENT AND WAIVER. No amendment, modification or waiver shall be binding or effective with respect to any provision of this Section (D) without the prior written consent of (a) the holders of at least a majority of the Series C Preferred Stock outstanding at the time such action is taken, if such amendment, modification or waiver relates to the terms of the Series C Preferred Stock and (b) the holders of at least a majority of the Series D Preferred Stock outstanding at the time such action is taken, if such amendment, modification or waiver relates to the terms of the Series D Preferred Stock; provided that no such action shall change (a) the amount payable on redemption of the Series C Preferred Stock or the times at which redemption of Series C Preferred Stock is to occur, without the prior written consent of the holders of at least 90% of the shares of Series C Preferred Stock then outstanding, (b) the Series C Conversion Price of the Series C Preferred Stock or the number of shares or class of stock into which the Series C Preferred Stock is convertible, without the prior written consent of the holders of at least 90% of the shares of Series C Preferred Stock then outstanding or (c) the percentage required to approve any change described in clauses (a) and (b) above, without the prior written consent of the holders of at least 90% of the shares of Series C

Preferred Stock then outstanding; and provided further that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of at least 90% of the shares of Series C Preferred Stock then outstanding.

     (11) NOTICES. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, by reputable overnight courier service, charges prepaid, or by electronic mail or facsimile transmission and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices, attention CEO; and (ii) to any shareholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

                                    ARTICLE III

                                NO PREEMPTIVE RIGHTS

     Except as may otherwise be provided by the Board of Directors, no holder of any shares of this Corporation shall have any preemptive right to purchase, subscribe for or otherwise acquire any securities of this Corporation of any class or kind now or hereafter authorized.

                                     ARTICLE IV

                                NUMBER OF DIRECTORS

     This Corporation shall have at least one director, the actual number to be fixed in accordance with the Bylaws. The initial Board of Directors shall consist of (1) Director.


                                     ARTICLE V

                                 CUMULATIVE VOTING

     There shall be no cumulative voting of shares in this Corporation.


                                     ARTICLE VI

                          LIMITATION ON DIRECTOR LIABILITY

     To the fullest extent permitted by Washington law and subject to the Bylaws of this Corporation, a director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for his or her conduct as a director. Any amendment to or repeal of this Article shall not adversely affect any right of a director of this Corporation hereunder with respect to any acts or omissions of the director occurring prior to amendment or repeal.


                                    ARTICLE VII

                            INDEMNIFICATION OF DIRECTORS

     To the fullest extent permitted by its Bylaws and Washington law, this corporation is authorized to indemnify any of its directors. The Board of Directors shall be entitled to determine the terms of indemnification, including advance of expenses, and to give effect thereto through the adoption of Bylaws, approval of agreements, or by any other manner approved by the Board of Directors. Any amendment to or repeal of this Article shall not adversely affect any right of an individual with respect to any right to indemnification arising prior to such amendment or repeal

                                    ARTICLE VIII

                       REGISTERED OFFICE AND REGISTERED AGENT

     The name of the registered agent of this Corporation and the street address of its registered office are as follows:

                                  Noelle E. Cooper
                          Heller Ehrman White & McAuliffe
                            701 Fifth Avenue, Suite 6100
                             Seattle, Washington  98104

                                     ARTICLE IX

        SHAREHOLDER ACTION WITHOUT A MEETING BY LESS THAN UNANIMOUS CONSENT

     Any action required or permitted to be taken at a meeting of shareholders of the Corporation may be taken without a meeting or a vote if the action is taken by shareholders holding of record or otherwise entitled to vote in the aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted, provided that at the time the action is taken the Corporation is not a Public Company (as defined in the

Washington Business Corporation Act, as amended, the "Act"). Notice of the taking of action by shareholders without a meeting by less than unanimous written consent of all shareholders entitled to vote on the action shall be given to those shareholders entitled to vote on the action who have not consented in writing such that such notice shall be deemed effective (in the manner described below) no fewer than twenty four hours before the effective date of the action, except where longer notice is required under the Act. The notice shall be in writing and may be transmitted by: mail, private carrier or personal delivery; telegraph or teletype; telephone, wire or wireless equipment which transmits a facsimile of the notice; or by any other means permitted by the Act. Written notice shall be effective as provided in Section 23B.01.410 of the Act (specifically including paragraph 5(a) thereof) or any successor provisions thereto.

     IN WITNESS WHEREOF, the undersigned certifies that he or she is an officer of the Corporation and has executed these Amended and Restated Articles of Incorporation in an official and authorized capacity under penalty of perjury on this ____ day of October, 1999.

                                   GREATFOOD.COM, INC.


                                   By:______________________________



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